Exhibit 99.4

DRUGSTORE.COM, INC.

Notice to Holders of Restricted Stock (the “Notice”)

April [    ], 2011

Dear Restricted Stock Holder:

You are receiving this Notice because you hold restricted stock (“Restricted Stock”) granted under the drugstore.com, inc. (the “Company”) 2008 Equity Incentive Plan, as amended (the “Plan”).

On March 23, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Walgreen Co. (“Parent”) and certain other parties with the transactions contemplated by the Merger Agreement referred to herein as the “Merger”.

Please note that until the Effective Time (as that term is defined in the Merger Agreement) your Restricted Stock remains subject to the same terms and conditions, including vesting, as set forth in the Plan and your individual Restricted Stock agreement. Therefore, you will continue to vest in your Restricted Stock, subject to all of the normal terms and conditions of such Restricted Stock. You may also sell any such vested shares of Restricted Stock after satisfying all the normal terms and conditions required for selling shares on the open market, including the Company’s insider trading policies. The vesting of the Restricted Stock and the sale of the shares on the open market will trigger tax reporting and withholding obligations, as would be the case with respect to any such vesting event or sale, so please be sure to review the Plan’s prospectus for more information on the tax impacts, or consult your personal tax advisor, prior to any vesting event or sale.

This Notice shall serve as notice of the Merger and the treatment of your Restricted Stock in connection with the Merger. Please read this Notice carefully.

In connection with the Merger, Parent will not assume Restricted Stock. Instead, at the Effective Time, each then-outstanding share of Restricted Stock, whether or not then vested, will automatically be cancelled and converted into the right to receive a cash payment (the “Cash Payment”) equal to the product of:

(i) $3.80 and

(ii) the number of shares of Restricted Stock.

The Cash Payment will be paid to you promptly after the Effective Time, less any applicable withholding taxes.

If the Merger is not completed, your Restricted Stock will not be cancelled and you will not be entitled to the Cash Payment. Instead, your Restricted Stock will continue under the existing terms as set forth in the Plan and your Restricted Stock agreement.

U.S. Federal Tax Implications

You should consult your own tax advisor as to the specific tax implications to you of the Merger with respect to your Restricted Stock, including the applicability and effect of federal, state, local and foreign tax laws. Your federal, state, local and foreign tax consequences depend upon your unique circumstances.

If you are a U.S. taxpayer who receives a Cash Payment from cancelled Restricted Stock, you will recognize ordinary income in an amount equal to your Cash Payment at the time the payment is made, assuming you have not previously recognized ordinary income on such Shares of Restricted Stock. Such income generally will constitute wages and therefore will be subject to reporting and, if you were an employee on the date of your restricted stock grant, to the collection of applicable U.S. federal and state income and employment tax withholdings.

If you have previously recognized ordinary income on your Restricted Stock (that is, because an election had been timely filed under Section 83(b) of the U.S. Internal Revenue Code), then any gain or loss as a result of the cancellation of the stock and the Cash Payment will be treated as capital gain or loss.

Please submit any questions you have regarding this Notice by e-mail to me at [EMAIL].

Sincerely,

DRUGSTORE.COM, INC.

[NAME]
[TITLE]

Additional Information about the Transaction

The information in this communication is not, and is not intended to be, a solicitation of proxies or an offer of securities. drugstore plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Walgreens, drugstore, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by drugstore through the web site maintained by the SEC at www.sec.gov and by contacting drugstore Investor Relations at (212) 331-8424. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC on drugstore’s website at www.drugstore.com.

Participants in the Acquisition of drugstore

drugstore.com and its directors and officers and certain other other members of management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the Transaction. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of drugstore’s stockholders in connection with the proposed transaction will be set forth in the Proxy Statement described above when it is filed with the SEC. Additional information regarding drugstore’s executive officers and directors is included in drugstore’s definitive proxy statement, which was filed with the SEC on April 30, 2010. You can obtain free copies of this document from drugstore using the contact information above.

Forward-Looking Statements

Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties. These statements include those regarding the closing of the transaction. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to vary materially from those indicated, including: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of drugstore’s stockholders to approve the transaction; and other factors described in Walgreens Annual Report on Form 10-K for the year ended August 31, 2010, drugstore.com’s Annual Report on Form 10-K for the year ended January 2, 2011 and their respective subsequent SEC filings, which risks and uncertainties are incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Except to the extent required by law, Walgreens and drugstore.com disclaim any obligation to update any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

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